Exhibit 10.21

Second Amendment to Business Advisory Agreement made this 22nd day of February 2008 (the “Amendment”), between First Capital Business Development, LLC, a Colorado limited liability company, located at 16293 East Dorado Place, Centennial, CO 80015 (“FCBD”) and IPtimize, Inc., a Delaware corporation located at 2135 S. Cherry Street, Suite 200, Denver, Colorado 80222 (“IPtimize”). FCBD and IPtimize are sometimes individually referred to as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Parties are the parties to a Business Advisory Agreement dated March 9, 2007 as amended on September 5, 2007 (collectively the “Agreement”); and

WHEREAS, FCBD has performed services above and beyond those required by the Agreement including recruiting a new Chief Executive Officer and qualified independent members of the Board of Directors of IPtimize, has not received any of the fees and expenses due to it under the Agreement, has extended a letter of credit and has consummated bridge financing for IPtimize without compensation; and

WHEREAS, as a result of the foregoing Parties desire to further amend the Agreement to include the terms and conditions set forth in this Amendment; and

WHEREAS, the capitalized terms used in this Amendment shall have the meaning ascribed thereto in the Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, and the other good and valuable consideration hereinafter set forth, the receipt and adequacy of which are hereby acknowledged and accepted, the Parties agree as follows:

1. Amendment to Section 4 of the Agreement. Sections 4A, 4B, 4C, 4D and 4E of the Agreement are hereby amended to read in their entirety as follows; and new Sections 4F, 4G and 4H are hereby added to the Agreement to read in their entirety as follows:

“4. Compensation.

A. Contract Fee. An aggregate of $5,000 of the $60,000 in delinquent $5,000 per month Contract Fees due to FCBD under the Agreement shall be payable upon the execution of this Amendment. The $55,000 balance of delinquent Contract Fees together with all Contract Fees accrued after the date of this Amendment through the date of the First Financing Closing (as that term is defined at the end of this sentence) shall be paid in full in cash out of the proceeds of the first private financing consummated by IPtimize following the date of this Amendment in excess of $3,000,000 (the “First Financing Closing”). Following the First Financing Closing, the Contract Fee payments shall be paid current and monthly through the end of the Term. IPtimize shall give FCBD ten days prior written notice of the date of the First Financing Closing;

B. Advisory Fee. Pursuant to the September 5, 2007 first amendment to the Agreement, the $150,000 Advisory Fee originally due to FCBD on May 1, 2007 ($30,000) and July 15, 2007 ($120,000) was to be accrued until the closing of IPtimize’s then presently proposed round of acquisition financing in the sum of $4,000,000. It is hereby agreed that the Advisory Fee shall be payable in full in cash at the First Financing Closing. However, FCBD shall have the right and option on five days prior written notice to IPtimize, to convert all or any portion of the Advisory Fees to shares of IPtimize’s Common Stock, $.001 par value per share (the “Common Stock”), at a conversion price of $.45 per share and includable in the first Registration Statement filed by it under the Securities Act of 1933, as amended (the “Securities Act”);

C. Shares of Common Stock. The shares of Common Stock previously issued to FCBD under the Agreement shall be fully vested upon the execution of this Amendment, and IPtimize’s right to repurchase the same is hereby relinquished.

D. The Original Warrant. The ten year Warrant to purchase shares of Common Stock previously issued to FCBD under the Agreement shall be fully vested upon the execution of this Amendment, and IPtimize’s shall have no right to repurchase the same (the “Original Warrant”). The exercise price of the Original Warrant which was inadvertently listed at $.75 per share instead of $.075 (and increased to $.225 after the one for three reverse split) is hereby increased to $.45 per share to conform to recent financings conducted by IPtimize. FCBD shall be entitled to exercise the Original Warrant on a cashless basis.

E. Future Compensation. If during the Term of this Agreement, IPtimize shall enter into any joint venture, licensing or sub-licensing agreement, resell agreement, product sales and/or marketing, distribution agreement, merger, acquisition, business combination, sale of assets or common stock of IPtimize or any divestiture of any assets or business introduced to IPtimize by FCBD or with respect to which FCBD’s active involvement has been requested by IPtimize, FCBD shall be entitled to a success fee equal to eight (8%) percent of the value of the transaction (the “Success Fee”). The Success Fee shall be payable at the closing of the transaction in cash or shares of IPtimize’s Common Stock, at the election of FCBD unless IPtimize only receives securities of the buyer, in which case the Success Fee shall be similarly paid.

F. Bonus Shares. As a bonus for FCBD’s performance of services in excess of those required of it in the Agreement, and simultaneously with the execution of this Agreement, IPtimize shall issue and deliver to FCBD an aggregate of 317,777 restricted (i.e. unregistered) shares of IPtimize’s Common Stock, $.001 par value per share (the “Bonus Shares”) and includable in the first Registration Statement filed by IPtimize under the Securities Act. FCBD, which is an “accredited investor” as that term is defined in Regulation D of the Securities Act, is acquiring the Bonus Shares for investment purposes and without a view towards the resale or distribution thereof. FCBD acknowledges that the Shares will be subject of stop transfer orders on the books and records of IPtimize’s transfer agent, shall be imprinted with a standard form of restrictive legend; and represents that any sale of the Shares will be accomplished only in accordance with the Securities Act and the rules and regulations of the Securities and Exchange Commission adopted thereunder;

G. Payment of Expenses. Upon the execution of this Amendment, IPtimize shall pay all accrued and unpaid expenses to FCBD. Following the execution of this Amendment, IPtimize will pay FCBD’s expenses monthly on a current basis.

H. Cash Bonus. As an additional bonus for FCBD’s performance of services in excess of those required of it in the Agreement and specifically related to the closing of the February 2008 $1,650,000 bridge loan financing, and simultaneously with the execution of this IPtimize shall pay to FCBD a special cash bonus of $28,525.

2. Confirmation of the Agreement. Except as herein modified, the Parties hereby reconfirm the validity and enforceability of the Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the date first above written.

IPtimize, Inc.

By:	/s/ Ron Pitcock
Ron Pitcock, Chief Executive Officer

First Capital Business Development, LLC

By:	/s/ Gary J. Graham
Gary J. Graham, Manager